SUB-ITEM 77 Q (1):  EXHIBITS


FEDERATED MANAGED POOL SERIES
Amendment No. 4 to the
DECLARATION OF TRUST
Dated October 3, 2005


	The Amended and Restated Declaration of Trust is amended as follows:

A.	Strike the first paragraph of Section 5 of Article III from
the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Corporate Bond Strategy Portfolio
Federated High-Yield Strategy Portfolio
Federated International Bond Strategy Portfolio
Federated International Dividend Strategy Portfolio
Federated Mortgage Strategy Portfolio

	The undersigned hereby certify that the above-stated
Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 18th day of
May, 2017, to become effective on May 30, 2017.

	WITNESS the due execution hereof this 18th day of May, 2017.

/s/ John T. Collins             /s/ Peter E. Madden
John T. Collins                 Peter E. Madden

/s/ J. Christopher Donahue    /s/ Charles F. Mansfield, Jr.
J. Christopher Donahue        Charles F. Mansfield, Jr.

/s/ John B. Fisher          /s/ Thomas M. O'Neill
John B. Fisher              Thomas M. O'Neill

/s/ G Thomas Hough           /s/ P. Jerome Richey
G. Thomas Hough              P. Jerome Richey

/s/ Maureen Lally-Green     /s/ John S. Walsh
Maureen Lally-Green         John S. Walsh